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                              ROYAL OAK MINES INC.

                             STOCK OPTION AGREEMENT


                                                        _______________, 199___


Dear :

                  The following is to confirm the terms of the stock option granted to you by Royal Oak Mines Inc. ("Royal Oak") to purchase common shares in its capital. The terms of such option are as follows:

1. This option shall extend to (-) common shares of Royal Oak which may be purchased in whole or in part, at any time and from time to time for so long as this option is open for exercise at an exercise price of $(-) (Cdn.) per share.

2.       This option is conditional upon:

         [(a) SUCCESSFUL COMPLETION OF THE FINANCING WITH TRILON FINANCIAL CORPORATION; AND

         (b)] receipt of regulatory approval, including the approval of The Toronto Stock Exchange and the American Stock Exchange, which approval Royal Oak agrees to seek forthwith. Until such approvals are obtained, no shares may be purchased pursuant to this grant of option.

         If [THE FINANCING REFERRED TO IN (a) HEREOF IS NOT COMPLETED OR IF] the approvals [REFERRED TO IN (b)] are not obtained prior to December 31, 1998, then this agreement shall terminate and be of no further force and effect.

3. This option shall be open for exercise until (-), 200-. If, at any time prior to expiry of this option, you cease to be an officer or an employee of Royal Oak or a subsidiary of Royal Oak, by death or otherwise, then this option shall terminate 90 days after such event but, subject to the provisions of paragraph 1, will be open for exercise by you or your personal representatives during such 90-day period.

4. This option shall be irrevocable by Royal Oak and non-assignable by you.

5. Upon exercise of this option, you agree to comply with all relevant securities laws applicable if you elect to resell any of the common shares purchased hereunder.

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6.       In the event of any stock split, consolidation, amalgamation, reorganization, reclassification or any other similar change to the authorized or issued share capital of Royal Oak, the option exercise price and the number of shares subject to option outstanding at the time that such change becomes effective shall be adjusted by the Board of Directors of Royal Oak to give effect to such change. The decision of the Board of Directors in such a case shall be final and binding upon you.

7. Upon exercise of this option, payment shall be made to Royal Oak by way of cheque and against payment therefor you will be entitled to receive certificates for fully paid and non-assessable common shares of Royal Oak on the terms set out herein.

8. Neither this Agreement nor the grant of the option shall in any way constitute any form of agreement or understanding binding on Royal Oak or any affiliated company of Royal Oak, express or implied, that Royal Oak, or any affiliated company of Royal Oak, will employ you or contract with you for any length of time, nor shall it interfere in any way with Royal Oak's, or where applicable, an affiliated company's right to terminate your employment for any reason at any time, which right is hereby reserved.



                  If you are in agreement with the foregoing, please sign in the space indicated below and return an original to Royal Oak, whereupon this Agreement shall be deemed to be binding as of the date first written above.


                                   ROYAL OAK MINES INC.


                                   Per:
                                        -----------------------------------
                                          MARGARET K. WITTE
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

I approve and confirm the foregoing.

------------------------------



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EXHIBIT 4.2

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      OPTIONEE              GRANT           NUMBER OF     EXERCISE PRICE    MARKET PRICE ON        EXPIRY DATE
                        (OR AMENDMENT)       SHARES           ($CDN.)        DATE PRIOR TO
                             DATE                                           DATE OF GRANT OR
                                                                               AMENDMENT

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
G. Rockwood             April 3, 1998         75,000            $1.55            $1.55             April 2, 2003
Treasurer


N. Volk                 April 3, 1998         25,000            $1.55            $1.55             April 2, 2003
Director, Corporate
Development


J. Wood                 April 3, 1998         50,000            $1.55            $1.55             April 2, 2003
Chief Financial
Officer


E. Szol                 April 3, 1998         50,000            $1.55            $1.55             April 2, 2003
Executive
Vice-President
Chief Operating
Officer


M.K. Witte              April 3, 1998        200,000            $1.55            $1.55             April 2, 2003
President, C.E.O.,
Director


Dale G. Parker          August 20, 1998       50,000            $0.90            $0.88           August 19, 2005
Director

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